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                              FOR IMMEDIATE RELEASE

                                                                    EXHIBIT 99.2

DATE: August 3, 2004

Contact:
Century National Bank                                First Federal
Amy Parker, Marketing Director, 740-455-7289         Bill Plummer, President,
Aparker@CenturyNationalBank.com                      740-588-2263
                                                     Connie LaPlante, Treasurer,
                                                     740-588-2265

                             LOCAL BANKS PLAN MERGER

      ZANESVILLE - Century National Bank President/CEO Tom Lyall and Bill Plummer, President/CEO of First Federal Savings Bank of Eastern Ohio ("First Federal Savings Bank") jointly announced today that Century National Bank ("Century") and First Federal Savings Bank will merge. The merger is contemplated by the agreement signed by Park National Corporation ("Park") and First Federal Bancorp, Inc., the parent company of First Federal Savings Bank, pursuant to which Park will acquire First Federal Bancorp, Inc., for $13.25 per share for each First Federal Bancorp, Inc., common share outstanding immediately prior to closing in an all-cash transaction. Lyall said, "It's important to note that two local banks have come together to provide continuous local leadership, a local board and local commitment to the communities we serve, while offering the most conveniences to our customers. Together we will offer more locations and ATM's and longer hours than any other bank in Muskingum County."

Century has served Southeastern Ohio communities with sound financial operations since 1886 and currently serves customers in Muskingum, Coshocton, Perry, Athens and Hocking counties. Century joined the Park family of community-based banks in 1990. First Federal Savings Bank, a stock federal savings bank, has served the Zanesville area for over 100 years, and also conducts business in Roseville, Coshocton, Gahanna and Newcomerstown, Ohio. "With similar beginnings and backgrounds, we

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NEWS RELEASE                                                      AUGUST 3, 2004

believe the combination to be positive and beneficial for our communities and our customers," Plummer added.

Recognizing the importance of the banks' local commitment to leadership, the new structure calls to add the community members of the First Federal board to Century's existing board of directors. Century Chairman Bill Phillips said, "Adding First Federal's community board members to Century's board continues our strong commitment to the local areas we serve, and that's what makes us different from other banks." The combined board will include approximately 15 area leaders.

Subject to approval of the transactions by the appropriate regulatory authorities and First Federal shareholders, the merger of First Federal Savings Bank into Century will allow Century to expand its service areas in its current counties, while adding the Newcomerstown banking center in Tuscarawas County and a Gahanna loan production office in Franklin County. Upon completion of the merger Century expects to offer 17 full-service banking centers in Southeastern Ohio. "Obviously, there will be some overlapping positions as well as the opportunity to create new ones, and we plan to evaluate them all as we move forward," said Lyall.

The proposed transactions are anticipated to be completed in the fourth quarter of 2004. On a combined basis, Century's assets would grow to approximately $750 million. Century is an affiliate of Park National Corporation, an Ohio-based bank holding company headquartered in Newark, Ohio. Other Park-affiliated community banks include The Park National Bank, Fairfield National Division, The Richland Trust Company, The First-Knox National Bank, Farmers and Savings Division, United Bank, N.A., Second National Bank, the Security National Bank and Trust Co., Unity National Division, The Citizens National Bank of Urbana, Scope Leasing, Inc., and Guardian Finance.

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NEWS RELEASE                                                      AUGUST 3, 2004

Safe Harbor Statement: Except for the historical and present factual information contained in this press release, the matters discussed in this press release, including statements as to the expected benefits of the merger such as efficiencies, market profile, product offerings and financial strength, and the competitive ability and position of the combined company, and other statements identified by words such as "expects," "believes," "plans," and similar expressions are forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those set forth in the forward-looking statements, including the following: the ability to obtain regulatory approvals of the merger on the proposed terms and schedule; the failure of First Federal shareholders to approve the merger; the possibility that costs or difficulties related to the integration of our businesses will be greater than expected or that the cost savings and any revenue synergies of the combined entities following the merger may be lower or take longer to realize than expected; disruptions from the merger making it more difficult to maintain relationships with customers, employees or suppliers; the impact of competition; and other risk factors relating to our industry as detailed from time to time in each of Park's and First Federal's reports filed with the SEC. Park and First Federal disclaim any responsibility to update these forward-looking statements.

Additional Information And Where To Find It: First Federal will file a proxy statement concerning the proposed merger with the SEC. Shareholders of First Federal are urged to read the proxy statement carefully when it becomes available because it will contain important information. Shareholders of First Federal will be able to obtain a free copy of the proxy statement, as well as other filings containing information about First Federal and Park, free of charge through the Website maintained by the SEC at http://www.sec.gov. In addition, First Federal shareholders may obtain copies of the proxy statement, and the filings with the SEC that will be incorporated into the proxy statement, free of charge by

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NEWS RELEASE                                                      AUGUST 3, 2004

requesting them in writing from First Federal Bancorp, Inc., 505 Market Street, Zanesville, Ohio 43701, Attention: Amy DeWitt, or by telephone at (740) 588-2264.

The directors and executive officers of First Federal and other persons may be deemed to be participants in the solicitation of proxies from the shareholders of First Federal in respect of the proposed merger. Information about the directors and executive officers of First Federal and their ownership of First Federal common shares is set forth in the proxy statement for First Federal's 2004 annual meeting of shareholders filed with the SEC on January 7, 2004. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement of First Federal and other relevant materials to be filed with the SEC when they become available.

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